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                                RELTEC HOLDINGS, INC.

                              DEFERRED COMPENSATION PLAN

                              (Effective August 1, 1995)


     Effective August 1, 1995, RELTEC Holdings, Inc., a Delaware corporation ("Holdings"), adopts this Plan for the benefit of certain persons and subject to the terms and provisions set forth below.

1.   A "Key Employee" for the purposes of this Plan is a person who is either
     (i) an elected officer of a Company or (ii) an employee of a Company who is designated as a "Key Employee" for purposes of this Plan by Holdings' Board of Directors or a duly-constituted Board Committee of Holdings' Board (hereinafter, either the Board of Directors or such a Committee shall be referred to as the "Board"). A "Company" for the purposes of this Plan shall include any subsidiary or affiliate of Holdings which adopts this Plan with the approval of Holdings.

2. Annually the Board shall determine which Key Employees, if any, shall receive a deferred compensation award and the amount thereof under this, Deferred Compensation Plan, as the same may be amended from time to time (the "Plan"). All such amounts determined for any Key Employee shall be credited to an account maintained for such Key Employee on the books of the Company.

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3.   In addition to any amounts credited to the accounts of any Key Employees pursuant to Section 2 above, the Company shall credit to the account of any employee of the Company (including both Key Employees and employees who are not Key Employees) an amount equal to the difference, if any, between (a) the amount contributed by the Company for the employee as a matching employer contribution or otherwise pursuant to Article 4 of the RELTEC Corporation Savings and Investment Plan (or comparable plan) (the "S&I Plan") with respect to any period; and (b) the amount that would have been contributed by the Company for the employee if the Company's contribution was determined without regard to any limitations on contributions specifically required by any provision of the federal laws as set forth in the S&I Plan. Such amounts shall be credited to the accounts of the affected employees at such times as Holdings, acting through one of its officers, shall direct (but not less frequently than annually) and, to the extent such amounts are credited to the accounts after such amounts would have been contributed to the S&I Plan in the absence of such limitations, Holdings, acting through one of its officers, shall direct that additional interest, as determined by Holdings, be credited to the accounts to reflect the timing difference. The provisions of this Section 2 shall generally be effective with respect to amounts contributed to the S&I Plan for periods commencing on and after August

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     1, 1995.  During the period August 1, 1995 through December 31, 1995, however, a Company adopting the Plan effective August 1, 1995, shall also credit to the account of any employee affected by this Section 2, such amount as the Company would have credited to such employee's account had both this Deferred Compensation Plan and the S&I Plan been in effect from January 1, 1995 through July 31, 1995, and such employee's rate of compensation (as compensation is described under the S&I Plan) been the same for the period January 1, 1995 through July 31, 1995, as for the period August 1, 1995 through December 31, 1995.

4. Each account shall be credited on a quarterly basis with interest at a rate to be determined on whatever basis the Board shall from time to time specify. Until the Board may otherwise specify, the interest to be credited to the accounts shall be determined quarterly on the basis of an annual rate equivalent to the weighted average prime lending rate of Chase Manhattan Bank, N.A., New York, New York, for the three months ending on the last day of the quarter upon the average daily balance in each account during such quarter.

5. A detailed record of the accounts shall be maintained, and promptly after the end of each calendar year Holdings or its designee shall deliver to each person for whom an account is

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     maintained a statement setting forth the amount credited to his account at the end of the year and the transactions in such account during that calendar year.

6. The amounts credited to an employee's account shall become distributable to him at his normal retirement age (as defined in and determined under the Company's Retirement Plan, as amended) or earlier with the approval of the Board; provided, however, that except as otherwise provided in the next sentence, any single distribution or the first in a series of distributions permitted or required under this Plan shall be made in the month of January of the year following the year in which the event that requires or permits such distribution occurs. If, however, normal retirement age is reached during the month of December in any year, or if the event is an early retirement which, pursuant to approval of the Board, causes the amount credited to the employee's account to become subject to distribution in the month of December of any year, such single distribution or first distribution in a series of distributions shall be made in the month of January of the second year thereafter. In the sole and exclusive discretion of the Board, all amounts credited to an employee's account shall be distributed to the employee in a single distribution or in a series of approximately equal

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     distributions over a period not to exceed 10 years, subject to appropriate tax withholding.

7. In the event of the death of an employee before commencement or completion of the distribution of the amount credited to his account, the amount then credited to his account shall be distributed to the person entitled thereto under the provisions of any written designation previously filed with the Board, or, in the absence of any such designation, to the spouse (if surviving) of the employee, or otherwise to the employee's estate. Such distribution may take the form of a single distribution or a series of distributions, as provided for above, as determined by the Board; provided, however, that if the employee's death occurred after the commencement and before the completion of a series of distributions and the Board determines to distribute the remaining account balance in series, the distribution shall take the form of a continuation of the same series of distributions originally determined by the Board.

8. In the event of the liquidation of a Company, or the sale of substantially all its assets, or its merger or consolidation, the Board may make any alterations in the provisions for distributing the amounts credited to the accounts which are appropriate and equitable under the circumstances and which are consistent with the spirit and

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     purposes of the Plan, with respect to the affected employees.

9. Notwithstanding Section 8 above, in the event of a Change of Control (as hereinafter defined), Holdings shall notify each employee and each other person entitled to payments under the Plan as promptly as practicable after the occurrence of such event, of the person's right to receive, in lieu of all future amounts payable to him under the Plan, a single lump sum payment of the amount then credited to his account. The required payment shall be made to each person no later than thirty (30) days after the occurrence of such event. For purposes of the Plan, the term "Change of Control" shall mean:

     (i) the acquisition of beneficial ownership totalling thirty percent (30%) or more of Holdings' shares of common stock;

     (ii) a change in the membership of the Board at any time during any twelve
          (12) month period such that, following such change, at least thirty percent (30%) of the members of the Board were not members of the Board at the start of such twelve (12) month period but only if the election of such new members of the Board was not approved by at least three-quarters (3/4) of the

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          Directors who were either sitting at the beginning of such twelve (12)
          month period or elected to the Board during such twelve (12) month period with the approval of three-quarters (3/4) of the Directors who were sitting at the beginning of such twelve (12) month period.

10.  In the event the Company shall fail to make any payment provided for in
     Section 9 above that is actually due following the occurrence of a Change of Control, the affected person shall be entitled to receive such payment due together with interest from the due date of such payment until such payment is made at a rate equal to the prime rate as publicly announced by Chase Manhattan Bank, N.A., New York, New York, PLUS seven (7) percentage points.

11. Nothing in this Plan shall be interpreted to limit or otherwise preclude any person from enforcing his right to receive any payment provided under
     Section 9 above. In the event that the Company shall fail to make any such payment that is actually due following the occurrence of a Change of Control, all professional fees reasonably incurred by the affected person in connection with enforcing his right to receive any such payment (including, for example, fees of accountants and attorneys) shall be paid by the Company and, if any such fee payments by the Company generate taxable

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     income to such person, the Company shall pay such additional amounts to such person to make him whole on an after-tax basis.

12. Any notices required under the Plan shall be in writing and effective when received by the person to whom the notice is sent. Notices to an employee or the successor-in-interest of a deceased employee shall be addressed to such person at his then current mailing address on file at the Company. Notices to the Company shall be addressed to the President of the Company at the Company's headquarters.

13. In construing any provisions of the Plan, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural, and VICE VERSA, as the context may require.

14. All questions of interpretation and application of those provisions shall be decided by the Board, whose decisions thereon shall be final and binding on all parties.

15. In the absence of bad faith, neither any member or former member of the Board or any Company Board, nor any other person administering the Plan shall have any liability to Holdings, a Company or to any other person, firm or corporation based on or arising out of the Plan.

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16.  The right of any person to payments under this Plan shall be that of a general, unsecured creditor of the Company only, and no person shall have any legal or equitable interest in, charge against, or lien on any assets of the Company to secure any such payments.

17. This Plan may at any time be discontinued by the Board in its entirety or changed in part or in its entirety with respect to a Company by the Board; provided, however, that no change or discontinuance shall accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless otherwise specifically so determined by the Board, relieve the Company of its obligations to make payments to any person then entitled to payments under the Plan, or reduce any existing account balance.

18. Except for amounts payable in respect of a deceased employee, an employee may not assign his right to receive any amounts under the Plan without the prior written consent of Holdings.

          IN WITNESS WHEREOF, RELTEC HOLDINGS, INC. by its appropriate officers duly authorized, has executed this document effective as set forth herein.

                                   RELTEC HOLDINGS, INC.


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                                   By:___________________________

                                   And:__________________________


                                   APPROVED AND ADOPTED

                                   RELTEC CORPORATION

                                   By:___________________________

                                   And:__________________________